Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation
    Subject to Rule 10f-3 Under the Investment Company Act of1940


10f-3 TRANSACTIONS FOR THE PERIOD APRIL 22, 1997 THROUGH AUGUST 31, 1997

               ALLIANCE HIGH YIELD FUND

                                                         Shares
                                               Price   Purchased
                   Date    Shares   % of Fund   per        by
Security       Purchased Purchased  Assets(1)  Share   Fund Group

Stone Container 05/22/97   250,000    1.69%  $100.00      250,000

Primus
  Telecommunication
  741929ab9     07/30/97 1,000,000    1.95%   $100.00    8,000,000


     Total              % of Issue
    Shares               Purchased                   Shares
    Issued                  By                        Held
    (000)                Group (2)       Broker(s)   08/31/97

       275,000               0.09%        BTCO            0

       225,000               3.56%        S         1,000,000


1.  Purchase may not exceed 3% of Fund's Total Assets.

2. Purchases by all Alliance funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exceed 10% of the principal amount of the offering.